FLINT TELECOM GROUP, INC.
PROMISSORY NOTE

$7,000,000	January 29, 2009

FOR VALUE RECEIVED, Flint Telecom Group, Inc., a Nevada corporation (the “Maker”), promises to pay to the order of China Voice Holding Corp, A Nevada Corporation (the “Payee”), in lawful money of the United States of America, the principal sum of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) (the “Principal Amount”) on the terms set forth below (the “Note”). The Note shall not bear any interest pre-default; The Note will bear interest at Eighteen percent (18%) per year for any period of time when a payment is past due.

The Note is made in connection with that certain Stock Purchase Agreement dated January 29, 2009 between Maker and Payee (the “Investment Agreement”).

1.      Definitions.

Capitalized terms not defined herein shall have the same meaning as set forth in the Investment Agreement. The following terms shall have the meanings herein specified:

“Event of Default” means an event specified in Section 4 hereof.

“Holder” means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, the Maker may treat the registered holder of this Note as the Holder for all purposes.

“Principal Amount” shall have the meaning set forth in the initial paragraph.

“Person” means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

2.     Payment of the Note - Principal and Interest.

(a)     Payment Schedule. Maker shall pay the Note as follows: a payment of $2,333,333.33 on or before December 31, 2009; a payment of $2,333,333.33 on or before July 31, 2010, and a payment of $2,333,333.34, plus any remaining balance due on the Note on or before December 31, 2010.

(b)     Payment on an Event of Default. Maker and any and all co-makers, endorsers, guarantors and sureties severally waive presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intention to accelerate, notice of acceleration and dishonor, diligence in enforcement and indulgences of every kind, and hereby agree that this Note and the liens securing its payment may be extended and re-extended and the time for payment extended and re-extended from time to time without notice to them or any of them, and they severally agree that their liability on or with respect to this Note shall not be affected by any release or change in any security at any time existing or by any failure to perfect or maintain perfection of any security interest in such security.

It is agreed that time is of the essence of this Note, and if any payment of principal and interest is not received by Payee on or before the due date of the payment, or, if a default occurs under any instrument now or hereafter executed in connection with or as security for this Note, thereupon, after the passage of a ten day notice and cure period, at the option of Payee, the entire unpaid principal balance and the accrued and unpaid interest shall be due and payable forthwith without demand, notice of default or of intent to accelerate the maturity hereof, notice of nonpayment, presentment, protest or notice of dishonor, all of which are hereby expressly waived by Maker and each other liable party. Any past due principal shall bear interest at the maximum rate allowed by law. Failure to exercise this option upon any such default shall not constitute a waiver of the right to exercise such option in the event of any subsequent default.

If the entire unpaid principal balance plus all accrued and unpaid interest due and owing on this Note is not paid at maturity whether by acceleration or otherwise and is placed in the hands of an attorney for collection, or suit is filed hereon, or proceedings are had in probate, bankruptcy, receivership, reorganization, arrangement or other legal proceedings for collection hereof, Maker and each other liable party agree to pay Payee its reasonable collection costs, including a reasonable amount for attorneys’ fees, but in no event to exceed the maximum amount permitted by law. Maker shall be directly and primarily liable for the payment of all sums called for hereunder, and Maker hereby expressly waives bringing of suit and diligence in taking any action to collect any sums owing hereon and in the handling of any security hereunder, and Maker hereby consents to and agrees to remain liable hereon regardless of any renewals, extensions for any period or rearrangements hereof, or any release or substitution of security herefor, in whole or in part, with or without notice, from time to time, before or after maturity.

(c)     Prepayment. The Maker may make optional prepayments of principal on this Note without penalty or premium at any time or from time to time, provided that any such prepayment shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid through the date of the prepayment. All prepayments on this Note, whether voluntary or mandatory, shall be credited first against accrued and unpaid interest and the balance shall be credited against unpaid principal.

3.     Security. As security for the performance of Maker’s obligations hereunder, Maker hereby grants to Payee a security interest in and to 15,000,000 shares of common stock of China Voice Holding Corp., issued pursuant to that certain Stock Purchase Agreement by and among Maker and Payee (the “Collateral”).

As each payment is made on the Note, security will be reduced proportionally to the amount of Note repaid. By way of example, when the first scheduled repayment is made then security against the Note will be 10,000,000 shares of CHVC and so on until all repayments are made. Maker will be free to use the 5,000,000 shares released on each payment date at its sole discretion.

4.      Events of Default.

The existence of any of the following conditions shall constitute an Event of Default:

(a)     Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Maker by the Holder.

(b)     If the Maker shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

(c)     If the Maker breaches any of its representations, warranties, covenants or agreements set forth in the Stock Purchase Agreement and such breach shall not be cured within 30 days after written notice thereof shall have been given to the Maker by the Holder.

(d)     Attachment or similar process of execution is levied against a material portion of the Maker’s assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

(e)     The Maker is in material breach of any provision of this Note, which breach (other than a breach described in Section 4(a) and 4(d) above) continues for more than 30 calendar days following written notice to the Maker by the Holder. In the case of a monetary breach the Maker shall be in default if the breach is not cured in ten (10) days.

If an Event of Default occurs, the entire unpaid principal balance and the accrued and unpaid interest shall be due and payable immediately.

5.      Loss or Mutilation of Note.

Upon receipt by the Maker of evidence satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Maker, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Maker shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

6.      Waivers.

The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

7.     No Usurious Interest.

It is the intent of Maker and Payee in the execution of this Note and all other loan documents to contract in strict compliance with applicable usury law. In furtherance thereof, Maker and Payee stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate allowed by law (“Maximum Rate”). Neither Maker nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Rate, and the provisions of this paragraph shall control over all other provisions of this Note and any other loan documents now or hereafter executed which may be in apparent conflict herewith. Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the loan evidenced by this Note exceeds the applicable maximum lawful rate, the holder of this Note shall credit the amount of such excess against the principal balance of this Note then outstanding and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest; provided, however, that if the principal hereof has been paid in full, such excess shall be refunded to Maker. If the holder of this Note shall receive money (or anything else) which is determined to constitute interest and which would increase the effective interest rate on this Note or any other indebtedness which Maker or a guarantor is obligated to pay to holder to a rate in excess of that permitted by applicable law, the amount determined to constitute interest in excess of the lawful rate shall be credited against the principal balance of this Note then outstanding or, if the principal balance has been paid in full, refunded to Maker, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. If the holder of this Note shall not actually receive, but shall contract for, request or demand, a payment of money (or anything else) which is determined to constitute interest and which would increase the effective interest rate contracted for or charged on this Note or the other indebtedness evidenced or secured by the note to a rate in excess of that permitted by applicable law, the holder of this Note shall be entitled, following such determination, to waive or rescind the contractual claim, request or demand for the amount determined to constitute interest in excess of the lawful rate, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note Maker acknowledges that Maker believes the loan evidenced by this Note to be non-usurious and agrees that if, at any time, Maker should have reason to believe that such loan is in fact usurious, Maker will give the holder of this Note notice of such condition and Maker agrees that the holder shall have sixty (60) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists.

Additionally, if, from any circumstance whatsoever, fulfillment of any provision hereof or of any documents or instruments executed pursuant to the terms thereof, shall, at the time fulfillment of such provision be due, involve transcending the Maximum Rate then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Rate. The term “applicable law” as used in this Note shall mean the laws of the State of Florida or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

8.      Notices.

All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Payee to:

327 Plaza Real, Suite 319,
Boca Raton, Florida 33432
Fax: (561) 394-2906

if to the Maker to:

General Counsel
Flint Telecom Group, Inc.
3390 Peachtree Rd. NE, Suite 1000
Atlanta, Georgia 30326
Fax: (404) 969-3601

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

9.     Final Contract.

MAKER HEREBY, AND PAYEE BY ITS ACCEPTANCE OF THIS NOTE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING BUT NOT LIMITED TO, ANY CLAIMS, CROSS-CLAIMS OR THIRD-PARTY CLAIMS) BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. MAKER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OR AGENT OF PAYEE OR PAYEE’S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT PAYEE WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. THIS PROVISION IS A MATERIAL INDUCEMENT OT THE PAYEE ACCEPTING THIS NOTE AND MAKING ANY LOAN, ADVANCE OR OTHER EXTENSION OF CREDIT TO THE MAKER AND SHALL SURVIVE DURING THE ENTIRE TIME THAT ANY AMOUNT OF THE NOTE SHALL REMAIN UNPAID.

10.     Headings.

The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11.     Applicable Law and Jurisdiction.

The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Florida, without giving effect to the principles of conflict of laws, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern. Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Florida, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.

IN WITNESS WHEREOF, Flint Telecom Group, Inc. has caused this Promissory Note to be signed in its name by the signature of its duly authorized representative.

FLINT TELECOM GROUP, INC.

/s/Vincent Browne
By:Vincent Browne
Its: CEO